Exhibit 10.4

OneBeacon Insurance Group, Ltd.
Long-Term Incentive Plan
Restricted Share Award Agreement

THIS AGREEMENT (this "Agreement") is made effective as of the 24th day of February, 2015, between OneBeacon Insurance Group, Ltd. (the "Company") and <First><Last> (the "Participant").

RECITALS:

WHEREAS, the Board of Directors of the Company has adopted the OneBeacon Long-Term Incentive Plan (2007), as amended (the "Plan"), which Plan is incorporated herein by reference and made part of this Agreement; and

WHEREAS, the Performance Compensation Subcommittee of the Compensation Committee of the Board of Directors (the "Committee") has determined that it would be in the best interests of the Company to grant this award of restricted shares of the Company’s Class A Common Shares, par value $.01 per share (the “Restricted Shares”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.Grant of the Restricted Shares. Pursuant to Section 5 of the Plan, the Company hereby grants to the Participant a Restricted Share Award (this “Award”) consisting of, in the aggregate, <grant> Restricted Shares, in consideration for services to be rendered by the Participant to the Company. The Restricted Shares shall be subject to the Company's option to repurchase such shares, in accordance with the provisions of Section 2 hereof. Capitalized terms used but not defined in this Restricted Share Award Agreement are defined in the Plan.

2.Vesting.
(a)Except as otherwise provided herein, provided that the Participant has remained continuously employed through the applicable Vesting Date, the Restricted Shares will vest and no longer be subject to restriction or potential forfeiture on January 1, 2018 (the “Vesting Date”) (the period during which restrictions apply, the “Restricted Period”).
(b)Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, unvested Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered by the Participant, except by will or the laws of descent and distribution.
3.Repurchase Option. Except as otherwise set forth herein or in the Plan, the Participant shall forfeit, and the Company shall have the option to repurchase unvested Restricted Shares, in accordance with Section 5(b) of the Plan, during the Restricted Period at a price equal to $.001 per Restricted Share, in the event that the Participant's continuous employment with the Company or any of its subsidiaries is terminated. The Company may exercise such option at any time within 90 days of such termination of employment by providing written notice to the Participant and payment in full of the purchase price.
4.Book Entry. The Restricted Shares shall be registered in the Participant's name in book entry form on the share transfer books of the Company promptly after the date hereof.
5.Rights as a Shareholder. The Participant shall be the record owner of the Restricted Shares until and unless such Restricted Shares are sold to the Company pursuant to Section 3 hereof and as record owner shall be entitled to all rights of a common shareholder of the Company, including the right to vote the Restricted Shares and receive dividends thereon. As soon as practicable following the end of the Restricted Period, the Company shall, on or about such date(s), deliver to the Participant evidence of ownership in book entry form of the number of Shares set forth opposite such date.
6.Legend. The Restricted Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any share exchange upon which such Shares are listed, and any applicable federal, state or foreign laws, and the Committee may cause an appropriate reference to such restrictions to be made in the Company’s share transfer books or on any certificate that may be issued to evidence the Restricted Shares.
7.Withholding. The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements or like requirements, including the payment to the Company, at the termination of the Restricted Period (or such earlier date as may be applicable, including if an election has been made under Section 83(b) of the Internal Revenue Code) of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company's counsel (including, without limitation, withholding Restricted Shares otherwise deliverable to Participant hereunder and/or, subject to applicable law, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts. The Participant may make and file with the Internal Revenue Service an election under Section 83(b) of the Code within 30 days of the the grant of the Restricted Shares, electing to include in the Participant’s gross income as of the grant date of the Award the fair market value of the Restricted Shares as of such grant date. The Participant shall promptly provide a copy of such election to the Company.
8.Clawback Policy. Amounts paid pursuant to this Agreement are subject to clawback by OneBeacon pursuant to the Clawback Policy adopted by the Board of Directors of the Company on June 16, 2010. The Clawback Policy provides that, in the event of a restatement of the financial statements of the Company for failure to comply with the federal securities laws due to misconduct of the Participant, the Board of Directors of the Company may require the Participant to reimburse the Company for all or a portion of his or her Award; provided, however, that in the event of fraud, the Participant shall reimburse the Company for all of his or her Award.

9.Securities Laws. At the termination of the Restricted Period, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws and with this Agreement.
10.No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company or any of its subsidiaries may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein in this Agreement or the Plan. In additional, nothing herein shall obligate the Company to make future awards to the Participant.
11.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, understands the terms of the Plan and this Agreement and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Agreement and accepts this Award subject to all such terms and conditions which are incorporated herein by reference, including, but not limited to, the requirement to execute a Confidentiality and Nonsolicitation Agreement. In the event of a conflict between any term or provision contained in this Agreement and a terms or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
12.Successors and Assigns. This Award shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall request any purchaser of a business unit in which the Participant is employed (the “Purchaser”) to fully assume the obligations of the Company under this Award. If a Purchaser declines to assume such obligations, the Company shall remain obligated under the terms of this Award.
13.Notice. Any notice necessary under this Award shall be addressed to the Corporate Secretary of the Company at the Company’s principal executive offices and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party, hereto, may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.
15. Entire Agreement. This Agreement, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to Participant.
16.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

PARTICIPANT	ONEBEACON INSURANCE GROUP, LTD.

By:__________________________________ <First Name><Last Name>	By: /s/ T. Michael Miller T. Michael Miller
Date:_________________________________	President and Chief Executive Officer

Award Details:

2015 Restricted Share Award
<grant> Restricted Shares